Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of February 2, 2026 (“Agreement”), is between GameSquare Esports (USA), Inc., a Nevada corporation (“Company”), having its principal offices at 6775 Cowboys Way, Suite 1335, Frisco, TX 75034, and Amaree Vichairattanawong, (“Employee”).

In consideration of Employee’s employment with Company, Employee hereby agrees to be bound by and comply with the following terms and conditions of employment:

Section 1. At-Will Employment. Employee acknowledges and agrees that Employee’s employment status is that of a full-time employee-at-will and that Company or Employee may terminate Employee’s employment at any time with or without cause and with or without notice. At all times, Employee will faithfully and to the best of Employee’s ability perform all duties assigned and instructions given by authorized personnel of Company, comply with rules, regulations, policies and procedures of Company, and act at all times in the best interests of Company. Employee’s starting position with the Company shall be as Chief Operating Officer of the GameSquare group of companies, having the responsibilities typically associated with such position, and reporting to GameSquare’s CEO or such other persons as Company may specify.

Section 2. Compensation/Benefits.

(a) Salary. - In consideration of the services to be rendered hereunder, Employee shall be paid a salary at the rate of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) per year, less all applicable withholding and other employment related taxes or benefit contributions required to be withheld and payable monthly at the time and pursuant to the procedures regularly established (and as they may be amended) by the Company during the course of this Agreement.

(b) Bonus. – In addition to the base salary set forth above in Section 2(a), Employee will (i) receive a signing bonus in the amount of 50,000 GameSquare Holdings, Inc. Restricted Stock Units (RSUs), which will vest thirty (30) days following the date of grant, and (ii) be eligible to receive an annual bonus each calendar year that will be discretionary, but not less than thirty five thousand dollars ($35,000) during the first calendar year of the Term, and in successive calendar years during the Term will be in an amount of up to 50% (fifty percent) of Employee’s base salary, based on Company and Employee performance targets to be established by the Company’s Board of Directors, and pro-rated for any partial calendar year. Bonus payments are subject to the Company’s discretion and applicable withholding and other employment related taxes or benefit contributions required to be withheld, and will be paid within 30 days following the end of each applicable calendar year during the term of this Agreement, subject to employment with Company on the payment date.

(c) Long Term Incentive Plan. – Employe will be eligible to participate in Company’s Long Term Incentive Plan and in connection therewith, Company will cause its corporate parent, GameSquare Holdings, Inc. to grant to Employee, as of the date hereof: 209,188 GameSquare Holdings Restricted Stock Units (RSUs) and 470,570 Options to acquire common shares of GameSquare Holdings, with the option exercise price equal to the five-day vwap of the Company’s shares as of the grant date and a five-year exercise period. One-fourth (1/4) of each the RSUs and Options will vest upon the sixth, twelfth, eighteenth and twenty-fourth anniversary of the grant date, subject to continued employment on the respective grant date. RSU and option grants hereunder shall be subject to the provisions of GameSquare Holdings, Inc.’s Incentive Plan.

(d) Benefits. - As Employee becomes eligible therefore (on the first day of the month following commencement date of employment), Company shall provide Employee with the right to participate in and to receive benefits from, in accordance with and subject to the respective eligibility and other provisions thereof, such future life, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to employees of the Company with a similar status/position. The amount and extent of benefits, if any, to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time in the Company’s sole discretion. Employee shall be entitled to receive Personal Time Off (PTO) in accordance with Company PTO policy, as same may be revised from time to time.

(e) Severance – In the event that Employee’s employment is terminated by the Company for reasons other than Cause1, Employee will be entitled to receive a severance payment equal to three (3) months of Employee’s base salary if such termination occurs in the first year of the Term, and one additional month for each additional year of the Term in which such termination occurs, up to a maximum of six (6) months of severance, which will be paid semi-monthly over the applicable period, will be subject to applicable withholdings, and payment thereof shall be subject to Employee’s signature, without revocation, of Company’s General Release form.

Section 3. Ownership of Copyrights. All products and results of Employee’s services rendered during the course of employment with Company (the “Work”) are works made for hire. Employee acknowledges and agrees that the Work (and all rights therein, including, without limitation, copyrights) belongs to and shall be the sole and exclusive property of Company. Notwithstanding the foregoing, Employee also hereby assigns and transfers to Company, its successors and assigns, the entire right, title, and interest in and to all copyrights in the Work; all registrations and copyright applications relating thereto and all renewals and extensions thereof; all works based upon, derived from, or incorporating the Work; all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto; all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights; and all rights corresponding to the foregoing throughout the world. If the Work is one to which the provisions of 17 U.S.C. § 106A apply, Employee hereby waives and appoints Company to assert on Employee’s behalf any moral rights or any equivalent rights regarding the form or extent of any alteration to the Work (including, without limitation, removal or destruction) or the making of any derivative works based on the Work, including, without limitation, photographs, drawings or other visual reproductions or the Work, in any medium, for Company’s purposes. Employee agrees to execute all papers and to perform such other proper acts as Company may deem necessary to secure for Company or its designee the rights herein assigned.

Section 4. Confidential Information.

(a) Employee will not disclose or use, at any time either during or after the term of employment, except for use on behalf of Company in connection with Company’s business or at the request of Company or an affiliate of Company, any Confidential Information (as herein defined). “Confidential Information” shall mean all Company (including its affiliates’) proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean information received by Company from customers of Company or other third parties subject to a duty to keep confidential.

1 As used herein, “Cause” means (i) Employee’s material insubordination; (ii) Employee’s breach of this Agreement; (iii) Any act or omission by Employee outside the scope of Employee’s duties that materially injures, or is likely to materially injure, the Company or the business reputation of the Company; (iv) Employee’s fraud, malfeasance, or intentional misconduct in the performance of Employee’s duties hereunder; or (v) Employee’s arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude

(b) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, including, without limitation, records and any other materials pertaining to Inventions, belong to Company and shall be promptly returned to Company upon termination of employment. Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

Section 5. Limited Agreement Not to Compete. While employed by Company, Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of Company or its affiliates. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any corporation, which competes with Company, listed on a national securities exchange.

Section 6. Company Resources. Employee may not use any Company equipment for personal purposes without written permission from Company. Employee may not give access to Company’s offices or files to any person not in the employ of Company without written permission of Company.

Section 7. Injunctive Relief. Employee agrees that the remedy at law or in damages for any breach or threatened breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be irreparable, inadequate and extremely difficult to calculate. Accordingly, Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of the above provisions by Employee, in addition to any other remedy at law, which Company may have.

Section 8. Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect. In addition, if any of the restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof to the maximum which such court deems enforceable, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

Section 9. Survival. Sections 1, and 3 through 16 shall survive the termination of this Agreement.

Section 10. Representations and Warranties. Employee represents and warrants that: (a) Employee is not under any obligations to any third party which could interfere with, or which would be breached by Employee’s employment with Company, and (b) at no time will Employee disclose to Company or otherwise use, in connection with Employee’s employment with Company, any trade secrets or confidential information of any former employer or other party.

Section 11. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the conflict of law rules thereof.

Section 12. Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION OF ANY NATURE WHATSOEVER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT HEREUNDER WITH COMPANY, INCLUDING BUT NOT LIMITED TO ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE OR LOCAL STATUTE OR REGULATION OR COMMON LAW REGARDING EMPLOYMENT DISCRIMINATION, TERMS AND CONDITIONS OF EMPLOYMENT OR THE TERMINATION OF EMPLOYMENT.

Section 13. Employee Acknowledgment. Employee acknowledges (a) that Employee has consulted with or has had the opportunity to consult with independent counsel of Employee’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) that Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.

Section 14. General. This Agreement may be modified only in a writing signed by each of the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein.

Section 15. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

Section 16. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company. This Agreement supersedes and replaces all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GameSquare Esports (USA), Inc.

/s/ Amaree Vichairattanawong	By:	/s/ John Wilk
Amaree Vichairattanawong	Name:	John Wilk
	Title:	General Counsel